Exhibit 4.1(b)

FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE, dated June 5, 2015 and made to be effective as of 6:00 p.m., Eastern Standard Time, on March 6, 2015, is by and between Wilmington Trust Company, a Delaware trust company, as trustee (herein, together with its successors in interest, the “Trustee”), and Peoples Bancorp Inc., an Ohio corporation (the “Successor Company”), under the Indenture referred to below.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Trustee and the Successor Company hereby agree as follows:

PRELIMINARY STATEMENTS

The Trustee and NB&T Financial Group, Inc., an Ohio corporation (“NB&T Financial”), were originally parties to that certain Indenture, dated as of June 25, 2007 (the “Indenture”), pursuant to which NB&T Financial issued U.S. $10,310,000 of its Fixed/Floating Rate Junior Subordinated Debt Securities due 2037.

As permitted by the terms of the Indenture and pursuant to the terms of that certain Agreement and Plan of Merger, dated as of August 4, 2014 (the “Merger Agreement”), between NB&T Financial and the Successor Company, NB&T Financial merged with and into the Successor Company, effective as of 6:00 p.m., Eastern Standard Time, on March 6, 2015, with the Successor Company as the surviving corporation (referred to herein for purposes of Article XI of the Indenture as the “Merger”). The Trustee and the Successor Company are entering into this First Supplemental Indenture pursuant to, and in accordance with, Articles IX and XI of the Indenture and intend to hereby cause any technical Default in the performance of the covenants and agreements in Section 3.07 and Article XI of the Indenture by NB&T Financial and/or the Successor Company as a result of the Merger to be remedied. The Trustee and the Successor Company also intend to cause any technical Default in the performance of the covenants and agreements in Section 3.05 of the Indenture by NB&T Financial and/or the Successor Company to be remedied.

SECTION 1. Definitions.

All capitalized terms used herein that are defined in the Indenture, either directly or by reference therein, shall have the respective meanings assigned to them in the Indenture except as otherwise provided herein or unless the context otherwise requires.

SECTION 2. Interpretation.

(a)	In this First Supplemental Indenture, unless a clear contrary intention appears:

(i)	the singular number includes the plural number and vice versa;

(ii)	reference to any gender includes the other gender;

(iii)	the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this First Supplemental Indenture as a whole and not to any particular section or other subdivision;

(iv)
reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this First Supplemental Indenture or the Indenture, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually provided that nothing in this clause (iv) is intended to authorize any assignment not otherwise permitted by this First Supplemental Indenture or the Indenture;

(v)
reference to any agreement, document or instrument means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof, as well as any substitution or replacement therefor; and reference to any Debt Security (also referred to as a “Debenture” in the Trust Agreement defined herein) includes modifications thereof and any Debt Security issued in extension or renewal thereof or in substitution or replacement therefor;

(vi)	reference to any Section means such Section of this First Supplemental Indenture; and

(vii)	the word “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term.

(b)	No provision in this First Supplemental Indenture shall be interpreted or construed against any Person because that Person or its legal representative drafted such provision.

SECTION 3. Assumption of Obligations.

(a)
Pursuant to, and in compliance and accordance with, Section 11.01 and Section 11.02 of the Indenture, the Successor Company hereby expressly assumes the due and punctual payment of the principal of and premium, if any, and interest on all of the Debt Securities in accordance with their terms, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed or observed by the “Company” (as defined in the Indenture) under the Indenture.

(b)
Pursuant to, and in compliance and accordance with, Section 11.02 of the Indenture, the Successor Company succeeds to and is substituted for NB&T Financial as the “Company” under the Indenture, with the same effect as if the Successor Company had originally been named in the Indenture as the “Company.”

(c)
The Successor Company also succeeds to and is substituted for NB&T Financial with the same effect as if the Successor Company had originally been named in (i) the Amended and Restated Declaration of Trust of the Trust, dated and effective as of

June 25, 2007 (the “Trust Agreement”), as “Sponsor” (as defined in the Trust Agreement) and (ii) the Guarantee Agreement, dated as of June 25, 2007 (the “Guarantee”), as “Guarantor” (as defined in the Guarantee).

SECTION 4. Representations and Warranties.

The Successor Company represents and warrants that: (a) the Successor Company has all necessary power and authority to execute and deliver this First Supplemental Indenture and to perform under the Indenture; (b) the Successor Company is the successor of NB&T Financial pursuant to the Merger effected in accordance with applicable law; (c) the Successor Company is a corporation organized and existing under the laws of the State of Ohio; (d) immediately before giving effect to the Merger, no Default or Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, had occurred and was continuing; (e) after giving effect to the Merger and prior to giving effect to this First Supplemental Indenture, a technical Default had occurred in respect of Section 3.07 and Article XI of the Indenture as a result of the Merger, which Default is being remedied by the execution and delivery of this First Supplemental Indenture (together with an Officers’ Certificate dated June 5, 2015 and an Opinion of Counsel dated June 5, 2015) pursuant to, and in compliance and accordance with, Articles IX and XI of the Indenture; (f) a technical Default has occurred in respect of Section 3.05 of the Indenture, which Default is being remedied by the execution and delivery of a Certificate of Officer of the Successor Company (as successor by merger to NB&T Financial) contemporaneously with this First Supplemental Indenture pursuant to, and in compliance and accordance with, Section 3.05 of the Indenture; (g) other than the technical Defaults described in clause (e) and clause (f) of this Section 4, which are being remedied as herein provided, after giving effect to the Merger and this First Supplemental Indenture, no Default or Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing; and (h) this First Supplemental Indenture is executed and delivered pursuant to Section 9.01(a) and Article XI of the Indenture and does not require the consent of the Securityholders.

SECTION 5. Conditions of Effectiveness.

This First Supplemental Indenture shall be deemed to be effective as of 6:00 p.m., Eastern Standard Time, on March 6, 2015; provided, however, that:

(a)
the Trustee shall have executed a counterpart of this First Supplemental Indenture and shall have received a counterpart of this First Supplemental Indenture executed by the Successor Company, in each case on the date of this First Supplemental Indenture;

(b)
the Trustee shall have received an Officers’ Certificate stating that (i) this First Supplemental Indenture complies with the requirements of Article IX of the Indenture; and (ii) in the opinion of the signers, all conditions precedent provided for in the Indenture relating to the Merger and this First Supplemental Indenture have been complied with, except: (A) that as a result of the Merger, a technical Default occurred in respect of Section 3.07 and Article XI of the Indenture, which Default is being remedied by the execution and delivery of this First Supplemental Indenture (together with an Officers’ Certificate dated June 5, 2015 and an Opinion of Counsel dated June 5, 2015) pursuant to, and in compliance and accordance with, Articles IX and XI of the Indenture; and (B) a technical Default has occurred in respect of Section 3.05 of the Indenture, which Default is being remedied by the execution and delivery of a Certificate of Officer of the Successor Company (as

successor by merger to NB&T Financial) contemporaneously with this First Supplemental Indenture pursuant to, and in compliance and accordance with, Section 3.05 of the Indenture; and

(c)
the Trustee shall have received an Opinion of Counsel to the effect that (i) all conditions precedent provided for in the Indenture relating to the Merger and this First Supplemental Indenture have been complied with, except: (A) that as a result of the Merger, a technical Default occurred in respect of Section 3.07 and Article XI of the Indenture, which Default is being remedied by the execution and delivery of this First Supplemental Indenture (together with an Officers’ Certificate dated June 5, 2015 and an Opinion of Counsel dated June 5, 2015) pursuant to, and in compliance and accordance with, Articles IX and XI of the Indenture; and (B) a technical Default has occurred in respect of Section 3.05 of the Indenture, which Default is being remedied by the execution and delivery of a Certificate of Officer of the Successor Company (as successor by merger to NB&T Financial) contemporaneously with this First Supplemental Indenture pursuant to, and in compliance and accordance with, Section 3.05 of the Indenture; (ii) this First Supplemental Indenture complies with the requirements of Article IX of the Indenture and is authorized or permitted by, and conforms to, the terms of Article IX of the Indenture; (iii) it is proper for the Trustee, under the provisions of Article IX of the Indenture, to join in the execution of this First Supplemental Indenture; and (iv) the Merger and the assumption of obligations by the Successor Company under this First Supplemental Indenture comply with the provisions of Article XI of the Indenture.

SECTION 6. Reference to the Indenture.

(a)
Upon the execution, delivery and effectiveness of this First Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “herein” or words of like import shall mean and be a reference to the Indenture, as affected, amended and supplemented hereby.

(b)
Upon the execution, delivery and effectiveness of this First Supplemental Indenture, each reference in the Debt Securities to the Indenture including each term defined by reference to the Indenture shall mean and be a reference to the Indenture or such term, as the case may be, as affected, amended and supplemented hereby.

(c)	The Indenture, as amended and supplemented hereby, shall remain in full force and effect and is hereby ratified and confirmed.

SECTION 7. Execution in Counterparts.

This First Supplemental Indenture may be executed in one or more counterparts and by each of the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.

SECTION 8. Governing Law; Binding Effect.

This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York and shall be binding upon the parties hereto and their respective successors and assigns.

SECTION 9. The Trustee.

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or the due execution thereof by the Successor Company. The recitals of fact contained herein shall be taken as the statements solely of the Successor Company, and the Trustee assumes no responsibility for the correctness thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed on June 5, 2015, to be effective as of 6:00 p.m., Eastern Standard Time, on March 6, 2015.

PEOPLES BANCORP INC.

By:    /s/Charles Sulerzyski
Name:    Charles Sulerzyski
Title:    President & CEO

WILMINGTON TRUST COMPANY, not in its individual capacity, but solely as Trustee

By:    /s/ Michael H. Wass
Name:    Michael H. Wass
Title:    Assistant Vice President